Exhibit 4.30
Office of the Secretary for Transports and Public Works
Order of the Secretary for Transports and Public Works no. 45/2010
In the use of the power granted by Article 64 of the Basic Law of the Macau Special Administrative and under the terms of Article 107 of Law No. 6/80/M of 5 July, the Secretary for Transport and Public Works orders:
1. It is granted, by way of lease, pursuant to the terms and conditions set forth in the attached contract, which forms part of this order, the plot of land with 113 325 m 2, located in Taipa, near Estrada do Istmo, Cotai, as regulated by the order of the Secretary for Transports and Public Works no. 25/2008, as identified by the land grant being registered with the Real Estate Registry under no. 23243, to develop a construction complex for the hotel and gaming purposes named as “City of Dreams”.
2. This order shall be immediately effective.
2 September 2010
The Secretary for Transports and Public Works, Lau Si Lo.
ANNEX
(File no. 6 444.03 of the Land, Public Works and Transportation Bureau and
File no. 57/2009 of the Land Commission)
Contract entered into between:
The Macau Special Administrative Region, as party A; and
The company “Melco Crown (COD) Developments Limited”, as party B;
The company “Melco Crown Gaming (Macau) Limited”, as party C.
Whereas:
1. By way of lease and being waived the requirement for public tender procedures, a plot of land with an overall area of 113 325 m 2 (one hundred and thirteen thousand three hundred and twenty five square meters), located in Taipa, near Istmo Street, in the reclaimed area between Taipa and Coloane (COTAI) is granted to Melco Crown (COD) Developments Limited with its registered office at Avenida Xian Xing Hai, Edificio Zhu Kuan, 22nd Floor and is registered with the Commercial and Movable Property Registry under no. 19157(SO), of which the contract of grant is regulated by order no. 25/2008 of the Secretary for Transports and Public Works as published on 13 August 2008 in the Official Gazette, no. 33, II series.
2. The land being granted is marked and identified with letters “A” and “B” in the property map no. 6328/2005, of 28 January 2008 issued by the Cartography and Cadastral Services Bureau (“Direcção dos Serviços de Cartografia e Cadastro” or “DSCC”), such property map is annexed to the contract of grant as regulated in the aforementioned order.
3. Pursuant to Clause 3 of the contract of grant, the relevant plot of land is used for the development of a construction complex for 5-Star hotel, 4-Star hotel and apartment hotel, parking and casino purposes, named as “City of Dreams”.

4. Pursuant to the terms of Clause 4, Melco Crown (COD) Developments Limited must transfer the independent unit for casino to Melco Crown Gaming (Macau) Limited of which it possesses the subconcession for the operation of games of fortune and chance or other games in Macau. Melco Crown Gaming (Macau) Limited is registered with the Commercial and Movable Property Registry under no. 24325 (SO) with its registered office at Avenida Dr. Mário Soares, no. 25, Edifício Montepio, 1st Floor, Unit 13, in Macau.
5. Pursuant to the terms of Clause 6 of the contract, use of land shall be proceeded within 60 months as from the date of the publication of the aforementioned order for the regulation of the contract.
6. The concessionaire applied, according to the regulations of the current laws, for the rectification of the classification of the apartment hotel as described in the contract, changing from 5-Star into 4-Star, and the alteration of the construction area of all kinds of usage as stipulated in the contract, in compliance with the table of area submitted to the Land, Public Works and Transport Bureau (“Direcção dos Serviços de Solos, Obras Públicas e Transportes” or “DSSOPT”) on 27 May 2009, with the preliminary study proposal of the construction design for the relevant apartment hotel being annexed thereto the application.
7. In addition, the concessionaire planned to adopt the strata title system for the construction of project under planning, based on the characteristic and scale as well as the financing needs of such project, in order to guarantee for the security to the financial institutions and to obtain the capital for the overall development of such project.
8. According to the aforementioned table of area of such project and the order as granted by DSSOPT on 24 September 2009, it could be deemed to be the approval for the preliminary study proposal of the apartment hotel, increasing the construction area of 5-Star hotel and apartment hotel as well as the external area, but slightly reducing the area of other usages.
9. Therefore, DSSOPT calculated the return of entitlement and worked out the relevant draft regarding the amendment on the contract of grant.
10. The draft of the contract of grant was being sent to the concessionaire for expressing its opinion thereon. Such company and Melco Crown Gaming (Macau) Limited submitted a declaration on 4 November 2009 declaring the acceptance of the terms and conditions of the aforementioned contract.
11. File documents were submitted to the Land Commission according to normal procedure. Such commission held a session on 21 January 2009, agreed to grant such application.
12. The opinion of the Land Commission was confirmed by the Head of the Executive, by order of 11 February 2010.
13. Under the terms and for the purposes of article 125 of Law no. 6/80/M, of 5 July, the conditions of the contract attached to this order were notified to the applicant company and Melco Crown Gaming (Macau) Limited. Those companies explicitly accepted the relevant conditions by the use of the declaration submitted on 18 March 2010, executed by Campbell, Janelle Maree, of Australian nationality, with working office at the construction complex City of Dreams, Estrada do Istmo, Cotai, in the capacity of authorized representative for and on behalf of both companies, “Melco Crown (COD) Developments Limited” and “Melco Crown Gaming (Macau) Limited”. Her capacity and powers were verified by Hugo Ribeiro Couto Private Notary Office, in accordance with the recognition stated in that declaration.
14. The payment of the premium referred to in Clause 2 of the contract was paid in the Macau Tax Office on 15 March 2010 (receipt no. 21690), as per non-fixed receipt invoice no. 2010-77-900640-1, issued by the Land Commission on 9 March 2009, a copy of which is filed in such Commission.
Clause One
1. By means of the present contract, party A was allowed to amend the contract of grant, as identified in the Real Estate Registry under no. 23243 and the rights as derived from its grant under the name of party B as registered under no. 32076F, regarding a plot of land by way of lease with an area of 113 325 m 2 (one hundred and thirteen thousand three hundred and twenty five square meters), located in Taipa, near Istmo Street, in the reclaimed area between Taipa and Coloane (COTAI). Such contract was regulated by the order no. 25/2008 of the Secretary for Transports and Public Works as published on 13 August 2008 in the Official Gazette no. 33, II series.

2. In view of the aforementioned, Clause 3, Clause 5 and Clause 11 of the contract of grant as regulated by the order no. 25/2008 of the Secretary for Transports and Public Works as published on 13 August 2008 in the Official Gazette no. 33, II series to be amended as follows:
Clause 3 — Development and Purpose of Land
1. The land shall be developed into a construction complex incorporating several buildings, under strata title system, with gaming, hotel (including gaming area, entertainment area, leisure area, commercial area, restaurant area and other support area) and apartment hotel, with the following contraction area according to the allocation of usage:

1) Casino:	with construction area of 2,200 m [2];

2) 5-Star hotel:	with construction area of 372,764 m [2];

3) 4-Star hotel:	with construction area of 45,610 m [2];

4) 4-Star apartment hotel:	with construction area of 140,924 m [2];
(not including fire escape level)

5) Parking (5-Star hotel):	with construction area of 43,205 m [2];

6) Parking (4-Star hotel):	with construction area of 1,928 m [2];

7) Parking (4-Star apartment hotel):	with construction area of 6,600 m [2];

8) Free area	with an area of 55,343 m [2].
2.
Clause 5 — Rent
1.
2. After the completion of the development of the land, the total amount to be paid shall be amended into MOP 9,493,230.00 (nine million four hundred and ninety-three thousand two hundred and thirty patacas), its method of calculation is as follows:

1) Casino:
2,200 m [2] x MOP 15.00/ m [2]	MOP 33,000.00;

2) 5-Star hotel:
372,764 m [2] x MOP 15.00/ m [2]	MOP 5,591,460.00;

3) 4-Star hotel:
45,610 m [2] x MOP 15.00/ m [2]	MOP 684,150.00;

4) 5-Star apartment hotel:
140,924 m [2] x MOP 15.00/ m [2]	MOP 2,113,860.00;

5) Parking (5-Star hotel):
43,205 m [2] x MOP 10.00/ m [2]	MOP 432,050.00;

6) Parking (4-Star hotel):
1,928 m [2] x MOP 10.00/ m [2]	MOP 19,280.00;

7) Parking (5-Star apartment hotel):
6,600 m [2] x MOP 10.00/ m [2]	MOP 66,000.00;

8) Free area:
55,343 m [2] x MOP 10.00/ m [2]	MOP 553,430.00.
3.

Clause 11 — Occupation Permit
The occupation permit shall only be issued after submission of the certification of the payment in full of the stipulated premium pursuant to Clause 9 of this contract of grant.
Clause Two
Apart from paying the relevant premium pursuant to the terms of Clause 9 as stipulated in the contract of grant as regulated by the order no. 25/2008 of the Secretary for Transports and Public Works by party B, party B shall also pay, based on the present amendment, pursuant to the acceptance of the terms and conditions of this contract as regulated by Law no. 6/80/M of 5 July, to party A a contract premium in the amount of MOP 257,380,924.00 (Two hundred and fifty-seven million three hundred and eighty thousand nine hundred and twenty-four pacatas) in cash through a lump sum payment at one time.
Clause Three
The Judicial Court of Macau shall have jurisdiction to resolve any dispute arising out of the present contract.
Clause Four
In case of omissions, the present contract is governed by Law no. 6/80/M of 5 July and other applicable legislation.
The Office of the Secretary for Transports and Public Works on 3 September 2010
Deputy Chief Officer, Cheong Pui I

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